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                                                                   EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 14, 2000, in the Registration Statement (Amendment No. 3 to Form S-1 No. 333-95619) and related Prospectus of Websense, Inc. for the registration of shares of its common stock.

Our audits also included the financial statement schedule of Websense, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                   /s/ Ernst & Young LLP

San Diego, California
March 23, 2000